Exhibit 10.3
SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS
     This Separation Agreement and Release of all Claims (hereinafter “Agreement”) is entered into by and between WEI CHING (referred to as “Associate”), and Neoware, Inc. on behalf of itself and each of its present and future related entities, affiliates, subsidiaries and each of their respective successors and assigns (referred to as “Neoware” or the “Company”).
RECITALS
     Neoware and Associate have agreed upon the benefits, terms and conditions of Associate’s separation from the Company, effective November 17, 2006 (the “Termination Effective Date”), and such benefits, terms and conditions are set forth herein.
     WHEREFORE, the parties, intending to be legally bound hereby and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, have agreed that it is in their respective best interests to amicably resolve all matters relative to Associate’s employment with and separation from Neoware pursuant to the following terms and conditions:
I.
     (a) Associate and the Company acknowledge and agree that Associate’s employment as Executive Vice President of Sales shall terminate on the Termination Effective Date.
     (b) In consideration of Associate’s release of claims and covenants set forth in this Agreement, including but not limited to, Associate’s release of all claims for compensation, personal injury, mental and emotional distress and attorneys’ fees, and without creating any precedent in the administration of its policies and benefits, Neoware agrees to pay Associate separation pay (the “Separation Pay”) in the gross amount of Two Hundred Twenty Thousand Three Hundred Twenty Dollars and Ten Cents ($220,320.10), less taxes and other deductions required by law to be withheld, representing twelve (12) months of separation pay. The Separation

Pay shall be further reduced by Twenty-Three Thousand, Three Hundred Eighteen Dollars and Eighty-Three Cents ($23,318.83) in payment for Associate’s purchase of the Neoware owned automobile (2003 BMW currently in Associate’s possession) that was provided by Neoware for Associate’s use during the term of his employment.. Upon a fully executed form of the Agreement and after the revocation period expires as set forth in Section X, Neoware agrees to pay Associate the Separation Pay in continuous normal payroll periods (the “Separation Pay Period”) commencing on the first regular payroll cycle following the Termination Effective Date, provided that Associate has not revoked this Agreement as set forth in Section X.
     (c) Neoware will provide Associate with separate notice of Associate’s right to elect continued benefits coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and the Employee Retirement Income Security Act (ERISA).
     (d) Associate will receive his accrued, unused Paid Time Off (“PTO”) accumulated through Neoware as of the Termination Effective Date less taxes and other withholdings required by law, for the calendar years 2005 and 2006 as well as for accrued, unused PTO from the Maxspeed PTO rollover balance in accordance with Neoware’s regular pay schedule.
     (e) In further consideration of said release, Neoware will either, at Associate’s option, (i) pay Associate’s COBRA payment, on behalf of Associate, in order to provide Associate and his family with continuation of Associate’s then existing Neoware medical, vision and dental benefits for himself and his family for a period of twelve (12) months, or (ii) pay Associate a lump sum amount equivalent to the value of twelve (12) months of COBRA payments, less taxes and other deductions required by law to be withheld, upon receipt of executed agreement provided that Associate has not revoked this Agreement as set forth in Section X.

II.
     In exchange for the promises set forth in Section I, above, Associate covenants and agrees to:
     (a) Fully and forever release, discharge, cancel, waive, and acquit for Associate, his/her heirs, executors, administrators and assigns, Neoware and any and all of its related entities, affiliates, subsidiaries, corporate parent, directors, agents, officers, owners, employees, attorneys, successors and assigns (the “Neoware Released Parties”), of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liability of any nature whatsoever, including personal injury claims, which Associate has, had or may have had against any of the Neoware Released Parties, arising out of, or by reason of the termination of Associate’s employment or any cause, matter, or thing whatsoever arising from events or actions occurring on or before the Termination Effective Date, WHETHER KNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT.
     This FULL WAIVER OF ALL CLAIMS includes, without limitation, attorneys’ fees, costs, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to, the employment and/or cessation of that employment, such as, BUT NOT LIMITED TO, any charge, claim, lawsuit or other proceeding arising under the Older Worker’s Benefit Protection Act (OWBPA), the Age Discrimination in Employment Act (ADEA), the Civil Rights Act of 1866 (Section 1981), Title VII as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act (ADA), the Labor Management Relations Act (LMRA), the National Labor Relations Act (NLRA), ERISA, COBRA, the Fair Labor Standards Act (FLSA), the California

Fair Employment and Housing Act, the Family and Medical Leave Act of 1993 (FMLA), all as amended, as well as any claims arising under any other federal, state, or local statutes and common law claims for wrongful termination, discrimination, breach of contract or misrepresentation. Nothing contained in this Agreement, however, shall constitute a release by Associate of any vested benefit or stock option benefits to which Associate may otherwise be entitled and/or any claims for workers’ compensation.
     In giving the above release, which includes claims which may be unknown to Associate at present, Associate acknowledges that Associate has read and understands Section 1542 of the California Civil Code, to the extent that it is determined that said provision applies herein, which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Associate expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to Associate’s release of any unknown or unsuspected claims that Associate may have against Neoware.
     Associate further agrees that, while the release above may not prevent Associate from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) and/or participating in any such proceedings to challenge the knowing and voluntary nature of this Agreement under the ADEA, Associate acknowledges that he has not filed any such claims or commenced any action with an administrative agency or court regarding any claims released in this Agreement;

     (b) Waive all right, title and interest in any benefit plan of Neoware and waive and release all claims based on or related to such benefit plans or programs other than for which Associate is vested as of the Termination Effective Date; and
     (c) Refrain from activity harmful to or make any disparaging statements concerning Neoware, its affiliates, corporate parent, subsidiaries, officers, directors, attorneys, agents, employees, successors or assigns, either publicly or privately.
III.
     (a) As a material inducement to Neoware to enter into this Agreement, Associate agrees to hold in the strictest confidence the terms and conditions of this Agreement. Associate covenants and agrees that Associate will not, either directly or through any other person, agent or representative, discuss or disclose either publicly or privately, the existence or content of this Agreement, except to accountants, attorneys, any state tax department or the Internal Revenue Service, or any other state or federal official in response to legitimate inquiry. Should Associate be required by law to disclose any information made confidential by this Agreement, Associate shall first provide at least ten (10) business days’ written notice to Julie Fuchs, at the address of Neoware, Inc, 3200 Horizon Drive, King of Prussia, PA, 19406, of Associate’s requirement to do so such that the Company may take any steps it deems necessary to protect the confidentiality of this information.
     (b) Associate acknowledges that all documents and electronic information related to the business of the Company that Associate acquired or generated during the period of Associate’s employment with the Company, and all copies thereof, including but not limited to, handwritten notes, memoranda, computer programs, software, and electronic information, are and shall be the property of the Company, and that all such property of the Company shall be returned to the

Company upon execution of this Agreement. By execution of this Agreement, Associate certifies that all copies thereof have been returned or destroyed. Associate shall delete all computer programs, software and electronic information of the Company to the extent that it may have been retained on any personal computer system, hard drives or computer disks. All Company-owned property including laptop computers, cabinet keys, passwords, license keys, back-up tapes, peripheral and other software and hardware, security and/or entry cards, credit cards and any other property shall be returned to the Company immediately upon separation.
     (c)  Associate agrees that, during the term of his employment, he has been provided access to Confidential Information and Trade Secrets of the Company. Associate agrees that he will keep in the strictest of confidence and shall not disclose or divulge to any third party, any Confidential Information and Trade Secrets of the Company learned by Associate and shall not use them for his own benefit or disclose them to anyone outside of the Company, except at the Company’s express prior written consent. For purposes of this Agreement “Confidential Information” shall mean information disclosed to Associate or learned or made known to Associate as a consequence of or through his employment by the Company and, not generally known in the industry in which the Company is engaged, about the Company’s clients, customers, products, processes, including, but not limited to, information relating to research, development, source codes, object codes or other technology-based information or products, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling, as well as lists of actual or prospective customers, customer contacts, pricing strategy, sources of suppliers and materials, accounting records, operating and cost data or other Company financial information, compilations of information, drawings, proposals, job notes, reports, records and specifications, inventions, technology, patent applications and/or any other proprietary information as may exist or be developed from time to time by the Company or its affiliates. For purposes of this Agreement, “Trade Secret” means the whole or any portion or phase of any scientific or technical information, design, process, formula, or improvement which is secret and is not generally available to the public, and which gives one who uses it an advantage over competitors who do not know of or use it.
     (d)  Associate further agrees that all such Confidential Information and Trade Secrets are the sole and exclusive property of the Company and that protection of this Confidential Information and Trade Secrets are essential to the protection of the Company’s goodwill and competitive position. Associate agrees that all Confidential Information and Trade Secrets in any form, shall be returned to the Company upon execution of this Severance Agreement and further represents that all additional copies thereof have been destroyed. Associate shall also delete all computer programs, software and electronic information of the Company to the extent that it may have been retained on any personal computer systems, hard drives or computer disks.
     (e)  Associate acknowledges that, effective the Termination Date, he no longer has the authority to and shall not access or attempt to access any Neoware system including, but not limited to, dial-up connections, email or network servers or systems, and/or any third-party hosted services. Associate further agrees that he shall not, using any form of Neoware authentication, contact or attempt to contact, himself or on any other parties’ behalf, any Neoware vendor including, but not limited to, Citrix and Microsoft, by telephone, website or by any other means.
IV.
     Associate agrees that the breach or threatened breach of Section III of this Agreement shall cause the Company to suffer irreparable harm. In addition to all other remedies that the Company may have at law or in equity for breach of this Agreement, the Company shall therefore have the right to injunctive relief. The Company shall further have the right to rescind this Agreement, including the right to recover all monies paid to Associate pursuant to the terms set forth in Section I of this Agreement, including but not limited to, that paid for damages and/or separation.
V.
     Associate covenants and agrees to constructively and actively assist Neoware in any governmental or similar investigation and to promptly notify Neoware of any such investigation of which Associate may become aware. This provision shall survive the termination of this Agreement.
VI.
     By execution of this Agreement, Associate avows that the following statements are true:
     (a) Associate has been given the opportunity to and has, in fact, read this entire Agreement, and has had all questions regarding its meaning answered to Associate’s satisfaction;
     (b) Associate has been advised to seek and has been given the full opportunity to seek independent advice and/or counsel;
     (c) The payments and benefits that the Company has agreed to provide in Section I of this Agreement are, in whole or in part, payments and benefits to which Associate would not be otherwise entitled in the absence of this Agreement;
     (d) The content of this Agreement is written in plain language, are fully understood, and it is also understood that it is a FULL WAIVER OF ALL CLAIMS;

     (e) This FULL WAIVER OF ALL CLAIMS is given in return for valuable consideration as provided under the terms of this Agreement including but not limited to the payments set forth in Section I above;
     (f) This Agreement is knowingly and voluntarily entered into and no representations have been made to induce or influence Associate’s execution of this Agreement other than those contained herein;
     (g) Associate acknowledges having been given at least twenty-one (21) days to consider this Agreement before signing and acknowledges that he has seven (7) days following his execution of this Agreement to revoke his agreement to this Agreement.
     (h) Associate has not heretofore assigned or transferred or purported to assign or transfer to any person or entity any claim or portion thereof or interest therein which is released, acquitted or discharged in this Agreement;
     (i) Neoware is not obligated to provide and Associate shall not receive any money or consideration from Neoware other than the money and consideration promised in Section I of this Agreement for settlement of the claims released in this Agreement;
     (j) Associate acknowledges that, as of the execution of this Agreement, Associate has already received all earned wages due Associate upon termination;
     (k) This Agreement shall be binding upon and inure to the benefit of Neoware’s successors and assigns. This Agreement shall not be assignable by Associate;
     (l) Associate has not relied upon any advice whatsoever from Neoware or its attorneys as to the taxability, whether pursuant to federal, state or local tax statutes, regulations or otherwise of the payments or considerations promised hereunder and Associate is solely responsible and liable for any amount of tax obligations arising from the payment of the sums specified in Section I and all tax obligations, if any, will be paid in full by Associate. Associate agrees to indemnify and hold Neoware harmless from and against any and all liabilities arising out of Associate’s failure to comply with this paragraph;
     (m) Associate acknowledges that, effective on the Termination Effective Date, Associate will not be entitled to further participate in any benefits made available to employees of the Company; and
     (n) Associate has no pending Workers Compensation claim(s) against Neoware and knows of no situations that might give rise to any such claim.
VII.
     This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the Commonwealth of Pennsylvania, and no action involving this Agreement may be brought except in either the Court of Common Pleas of Montgomery County or the District Court for the Eastern District of Pennsylvania.
     If any provision of this Separation Agreement and Release, or the application thereof, is held to be invalid, void or unenforceable for whatever reason, the remaining provisions not so declared shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.
VIII.
     This Agreement shall be deemed drafted by the parties hereto. The language of all parts of this Agreement shall be construed as a whole, according to their fair meaning and any presumption or other principles that language herein is to be construed against any party shall not apply.

IX.
     This Agreement constitutes the sole and entire Agreement between the parties hereto, and supersedes any and all understandings and agreements made prior hereto except any such agreements concerning confidentiality and/or non-competition and non-solicitation, the obligations of which are expressly confirmed by Associate. There are no collateral understandings, representations or agreements other than those contained herein. It is understood and agreed that the execution of this Agreement by Neoware is not an admission of liability on its part to Associate, and execution of this Agreement by Associate is not an admission of liability on Associate’s part to Neoware, but is a settlement agreement to put to rest any claim of any kind whatsoever relating to the employment of Associate by Neoware and/or the cessation of that employment.
X.
     Associate understands and acknowledges that Associate has twenty-one (21) days from the date hereof to consider this Agreement. Associate also understands and acknowledges that Associate has seven (7) days after signing this Agreement to revoke Associate’s consent (the “Revocation Period”). Associate further acknowledges that except for the recital identifying the Termination Effective Date and Section VI (g) hereof, which are effective immediately, this Agreement is not effective until after the Revocation Period has passed. If Associate elects to revoke this Agreement, Associate must send Associate’s written notice of revocation to Julie Fuchs, Neoware, Inc., 3200 Horizon Drive, King of Prussia, PA 19406 by overnight mail from a recognized courier therefore.

     IN WITNESS WHEREOF, the undersigned parties have signed this Agreement on the date indicated herein.

NEOWARE, INC.

By:	/S/ PATRICIA A. LEOTTA

Title:	VICE PRESIDENT, HUMAN RESOURCES

Date:	NOVEMBER 8, 2006

I declare that the terms of this Agreement/Release have been completely read, that I had the opportunity to consult with an attorney and was advised to do so, that the terms of the legal release are fully understood and are voluntarily accepted knowing that I am waiving legal rights.

By:	/S/ WEI CHING

WEI CHING

Date:	NOVEMBER 6, 2006

ACKNOWLEDGEMENT OF RIGHTS UNDER
OLDER WORKERS BENEFIT PROTECTION ACT
     I, WEI CHING, acknowledge that I have read and understand the attached Separation Agreement and General Release of All Claims (“Agreement”). I further understand that the Agreement is revocable by me for a period of seven (7) days following execution thereof, and that except for the recital identifying the Termination Effective Date and Section VI(k) thereof, which are effective immediately, the Agreement shall not become effective or enforceable until this seven-day revocation period has ended.
     I further acknowledge that, while the Agreement may not prevent me from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) to challenge the knowing and voluntary nature of this Agreement, I have not filed any such claims or commenced any action with an administrative agency or court regarding any claims released in this Agreement.
     I acknowledge that I have been encouraged to discuss the release language in the Agreement with an attorney prior to executing the Agreement and that I have thoroughly reviewed and understand the effect of the release. I further acknowledge that I have been given twenty-one (21) days in which to consider the Agreement and that, if I sign the Agreement before the end of the twenty-one (21) day period, I am doing so freely, voluntarily and after having had full and fair opportunity to consult with my retained counsel.

/S/ WEI CHING	Date:	NOVEMBER 6, 2006

WEI CHING

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